UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/11/2005

CDI Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of Principal Executive Offices, Including Zip Code)

(215) 569-2200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

CDI Corporation ("CDI") and International Business Machines Corporation ("IBM") have entered into a contract, pursuant to which CDI has been designated as a predominant supplier to provide information technology staffing services to IBM's America's Service Delivery (ASD) organization. In addition, CDI was selected as a core supplier to other IBM lines of business. The contract has a three-year term beginning in July 2005, though IBM may terminate the contract with or without cause at any time.

CDI's fees under the contract are based on the number of hours worked by personnel supplied by CDI to IBM. There is no minimum or guaranteed amount of business or fees under the contract. The hourly rates charged under the contract depend on a number of factors, including the job category and skill level of the person supplied by CDI, the geographical area in which the person works, the length of the person's assignment, and the total number of hours billed by CDI during each annual period. The ASD portion of the contract also contains service level agreements by CDI during the initial transition period which, if not met, may result in payments back to IBM from CDI. After the initial start-up period, CDI's incremental annual revenues are estimated to be in the range of $75-110 million.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CDI Corp.

Date: July 15, 2005.	By:	/s/ Joseph R. Seiders
Joseph R. Seiders
Senior Vice President and Secretary